99.2(r)(2)

BLUEROCK ASSET MANAGEMENT, LLC

CODE OF ETHICS

December 2020

Section I Statement of General Fiduciary Principles

The purpose of the Code of Ethics (the “Code”) is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions for the Advisor (as defined below) may abuse their fiduciary duties to the Advisor and otherwise to deal with conflict of interest situations.

The Code is based on the principle that Supervised Persons (as defined below) of the Advisor owe a fiduciary duty to the Advisor and to the Advisor’s Clients (as defined below), to conduct their personal securities transactions in a manner that does not interfere with the Advisor’s or any Client’s transactions (as applicable) or otherwise take unfair advantage of their relationship with the Advisor or any Client (as applicable). All such Supervised Persons are expected to adhere to this general principle as well as to comply with all of the specific provisions of the Code that are applicable to them.

Technical compliance with the Code will not automatically insulate any Supervised Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duties to the Advisor or any Client. Accordingly, all Supervised Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Advisor or any Client. In sum, all Supervised Persons shall place the interests of the Advisor and any Client before their own personal interests.

Every Supervised Person must read and retain the Code, and should recognize that he or she is subject to its provisions and shall comply with all applicable Federal Securities Laws.

The Advisor shall use reasonable diligence and institute procedures reasonably necessary to prevent violations of the Code.

Section II Definitions

(A)	“Access Person” means: any Supervised Person who: (i) has access to nonpublic information regarding any Client’s purchase or sale of Securities (including, among other things, the writing of an option to purchase or sell a Security) or nonpublic information regarding the portfolio holdings of any Reportable Fund (as defined below); or (ii) is involved in making Securities recommendations to Clients that are nonpublic. All directors, officers and partners of the Advisor are presumed to be Access Persons.

The defined term “Access Person” shall not include any person who is subject to securities transaction reporting requirements of a code of ethics adopted by an adviser, distributor or administrator (or affiliate of any of the foregoing) that is approved by the Chief Compliance Officer.

(B)	“Advisor” means, collectively, each of Bluerock Asset Management, LLC’s subsidiaries that are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act). Currently Bluerock Fund Advisor, LLC and Bluerock Credit Fund Advisor, LLC.

(C)	“Automatic Investment Plan” means a program in which periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

(D)	“Beneficial Ownership” has the meaning set forth in paragraph (a)(2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and for purposes of the Code shall be deemed to include, but not be limited to, any interest by which an Access Person or any member of his or her immediate family (i.e., a person who is related by blood or marriage to, and who is living in the same household as, the Access Person) can directly or indirectly derive a monetary or other economic benefit from the purchase, sale (or other acquisition or disposition) or ownership of a Security, including for this purpose any such interest that arises as a result of: a general partnership interest in a general or limited partnership; an interest in a trust; a right to dividends that is separated or separable from the underlying Security; a right to acquire equity Securities through the exercise or conversion of any derivative Security (whether or not presently exercisable); and a performance related advisory fee (other than an asset based fee).[1]

(D)	“Chief Compliance Officer” means the chief compliance officer of the Advisor.

(E)	“Client” means any person for whom or which the Advisor serves as an “investment adviser” within the meaning of Section 202(a)(11) of Advisers Act.

(F)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(G)	“Federal Securities Laws” means the Securities Act of 1933, as amended (the “1933 Act”), the 1934 Act, the Sarbanes-Oxley Act of 2002, the 1940 Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission (“SEC”) under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

[1]	Beneficial ownership will not be deemed to exist solely as a result of any indirect interest a person may have in the investment performance of an account managed by such person, or over which such person has supervisory responsibility, which arises from such person’s compensation arrangement with the Adviser or any affiliate of the Adviser under which the performance of the account, or the profits derived from its management, is a factor in the determination of such person’s compensation.

(H)	“Fund” means an investment company registered under the 1940 Act.

(I)	“Initial Public Offering” means an offering of securities registered under the 1933 Act the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the 1934 Act.

(J)	“Limited Offering” means an offering of Securities that is exempt from registration under the 1933 Act pursuant to Section 4(a)(2) or Section 4(a)(5) thereof or Rule 504 or Rule 506 thereunder.

(K)	“Reportable Fund” means: (1) any Fund for which the Advisor serves as an investment adviser; or (2) any Fund whose investment adviser controls the Advisor, is controlled by the Advisor, or is under control with the Advisor.

(L)	“Reportable Security” means any Security (as defined below) other than a Security that is: (1) a direct obligation of the Government of the United States; (2) a bankers acceptance, bank certificate of deposit, commercial paper, and high quality short-term debt instruments, including a repurchase agreement; (3) shares issued by money market funds; or (4) shares of open-end investment companies (other than exchange-traded funds (“ETFs”) or Reportable Funds) registered under the 1940 Act.

(L)	“Security” includes all stock, debt obligations and other securities and similar instruments of whatever kind, including any warrant or option to acquire or sell a security. References to a Security in the Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Security) shall be deemed to refer to and to include any warrant for, option in, or Security immediately convertible into that Security, and shall also include any instrument (whether or not such instrument itself is a Security) which has an investment return or value that is based, in whole or part, on that Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by the Code: (1) any prohibition or requirement of the Code applicable to the purchase or sale of a Security shall also be applicable to the purchase or sale of a Derivative relating to that Security; and (2) any prohibition or requirement of the Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Security relating to that Derivative. A Security is “being considered for purchase or sale” when a recommendation to purchase or sell that Security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(M)	“Supervised Person” means any partner, officer, director (or other person occupying a similar status or performing similar functions) and employee of the Advisor, or any other person who provides advice on behalf of the Advisor and is subject to the Advisor’s supervision and control.

Any questions regarding the application of these terms should be referred to, and addressed by, the Chief Compliance Officer.

Section III Objective and General Prohibitions

Although certain provisions of the Code apply only to Access Persons, all Supervised Persons must recognize that they are expected to conduct their personal activities in accordance with the standards set forth in Sections I, III and VII of the Code. Therefore, a Supervised Person may not engage in any investment transaction under circumstances where the Supervised Person benefits from or interferes with the purchase or sale of investments by the Advisor or any Client. In addition, Supervised Persons may not use information concerning the investments or investment intentions of the Advisor or a Client or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Advisor or a Client. Disclosure by a Supervised Person of such information to any person outside of the course or scope of the responsibilities of the Supervised Person to the Advisor or a Client will be deemed to be a violation of this prohibition.

Supervised Persons may not engage in conduct that is deceitful, fraudulent, or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Advisor or a Client. In this regard, Supervised Persons should recognize that Section 206 of the Advisers Act, generally provides that it is unlawful for the Advisor or any Supervised Person, in connection with the purchase or sale of a Security held or to be acquired by a Client, to:

(i)	employ any device, scheme or artifice to defraud the Advisor;

(ii)	make any untrue statement of a material fact to the Advisor or omit to state to the Advisor a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Advisor; or

(iv)	engage in any manipulative practice with respect to the Advisor.

Supervised Persons should also recognize that a violation of the Code or of Rule 204A-1 of the Advisers’ Act may result in the imposition of: (1) sanctions as provided by Section IX below; or (2) the imposition of administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

Section IV Prohibited Transactions

Access Persons may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Security (i) pursuant to an Initial Public Offering, (ii) pursuant to a Limited Offering or (iii) of any Reportable Fund unless such Access Person obtains prior approval pursuant to the procedures set forth in Section V.

Section V Preclearance Procedures

(A)	Clearing Officers.

Preclearance of a personal transaction in a Security required to be approved pursuant to Section IV above must be obtained from the Chief Compliance Officer or a person who has been authorized by the Chief Compliance Officer to preclear transactions. Each of these persons is referred to in the Code as a “Clearing Officer.” A Clearing Officer seeking preclearance with respect to his or her own transaction shall obtain such preclearance from another Clearing Officer.

(B)	Time of Clearance.

(1)	An Access Person may preclear trades only in cases where such person has a present intention to effect a transaction in the Security for which preclearance is sought. It is not appropriate for an Access Person to obtain a general or open- ended preclearance to cover the eventuality that he or she may buy or sell a Security at some future time depending upon market developments. Consistent with the foregoing, an Access Person may not simultaneously request preclearance to buy and sell the same Security.

(2)	Preclearance of a trade shall be valid and in effect only for the day for which it is given; provided, however, that a preclearance expires upon the Access Person becoming aware of facts or circumstances that would prevent a proposed trade from being precleared were such facts or circumstances made known to a Clearing Officer. Accordingly, if an Access Person becomes aware of new or changed facts or circumstances that give rise to a question as to whether preclearance could be obtained if a Clearing Officer was aware of such facts or circumstances, the Access Person shall be required to so advise a Clearing Officer before proceeding with such transaction.

The Clearing Officer has discretion to either extend or lessen the time period that preclearance is valid.

(C)	Preclearance Requests.

Access Persons may request preclearance of a transaction by submitting a preclearance request through ComplySci under the “Preclear” tab. Precleared transactions may be completed following receipt of approval from a Clearing Officer.

(D)	Records.

Copies of all precleared transactions will be stored through ComplySci.

(E)	Factors Considered in Preclearance of Personal Transactions.

A Clearing Officer may refuse to grant preclearance of a personal transaction in his or her sole discretion without being required to specify any reason for the refusal. Generally, a Clearing Officer will consider the following factors in determining whether or not to preclear a proposed transaction:

(1)	Whether the amount or nature of the transaction or person making it is likely to affect the price or market for the Security;

(2)	Whether the person making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered on behalf of the Advisor; and

(3)	Whether the transaction is likely to adversely affect the Advisor.

(F)	Monitoring of Personal Transactions After Preclearance.

After preclearance is given to an Access Person, the Chief Compliance Officer or his designate shall review such Access Person’s next Quarterly Transaction Report to ascertain whether precleared transactions have been executed for the day of preclearance and whether such transactions were executed in the specified amounts.

Section VI Certifications and Reports by Access Persons2

(A)	Initial Certifications and Initial Holdings Reports.

Within ten (10) days after a person becomes an Access Person, except as provided in Section VI(D), such person shall complete and submit to the Chief Compliance Officer an Initial Certification and Holdings Report through ComplySci. The information contained therein must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

(B)	Quarterly Transaction Reports.

(1)	Within thirty (30) days after the end of each calendar quarter, each Access Person shall complete and submit to the Chief Compliance Officer a Quarterly Transaction Report through ComplySci.

[2]	The reporting requirements of this Section VI apply to Securities acquired or disposed of in all types of transactions, including but not limited to non-brokered transactions, such as purchases and sales of privately placed Securities and Securities acquired directly from an issuer, except to the extent that one of the exemptions from the reporting requirements applies.

(2)	The Quarterly Transaction Report shall disclose each transaction involving a Reportable Security and must contain the following information with respect to each such transaction:

(i)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii)	Title (and as applicable, the exchange ticker symbol or CUSIP number), number of shares or principal amount of each Reportable Security, interest rate and maturity date and the price at which the transaction was effected; and

(iii)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(iv)	The date the Access Person submitted the Quarterly Transaction Report.

(3)	A Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission that the person making it has or had any direct or indirect Beneficial Ownership of any Security to which the report relates.

(C)	Annual Certifications.

(1)	Annually, each Access Person shall complete and submit to the Chief Compliance Officer an Annual Certification through ComplySci.

(2)	Such Annual Certification shall include, among other things, certifications that:

(i)	the Access Person has read and understands the Code and the Compliance Manual and recognizes that he or she is subject thereto;

(ii)	the Access Person has complied with the requirements of the Code;

(iii)	the Access Person will continue to comply with the requirements of the Code.

(3)	Each Access Person shall attach account statements for each account that holds a Reportable Security. Such account statements must be current as of a date no more than 45 days before the Annual Certification is submitted.

(D)	Exceptions from Reporting Requirements.

(1)	An Access Person need not submit an Initial Holdings Report, a Quarterly Transaction Report or an Annual Holdings Report with respect to any securities held in an account over which the Access Person does not exercise, directly or indirectly, any influence or control provided, however, that such influence or control shall be presumed to exist in the case of the account of an immediate family member of the Access Person who lives in the same household as the Access Person, absent a written determination by the Chief Compliance Officer to the contrary.

(2)	An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected pursuant to an Automatic Investment Plan.

(3)	An Access Person need not submit a Quarterly Transaction Report with respect to any acquisition of a Reportable Security acquired as part of such Access Person’s compensation in connection with their role as an officer, director or employee of the issuer of such Reportable Security.

(4)	An Access Person need not submit a Quarterly Transaction Report with respect to any transaction effected in an account which automatically reports trades through a direct feed established in ComplySci.

(E)	Responsibility for Reporting.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section VI. Any effort by the Advisor to facilitate the reporting process does not change or alter that responsibility.

Section VII Additional Prohibitions

(A)	Confidentiality of Adviser and Client Transactions.

Until disclosed in a public report to shareholders or to the SEC in the normal course, all information concerning the Securities “being considered for purchase or sale” by the Advisor or any Client shall be kept confidential by all Supervised Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the trustees of the Advisor or Client, as applicable.

(B)	Outside Business Activities, Relationships and Directorships.

Access Persons may not engage in any outside business activities or maintain a business relationship with any person or company that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Advisor or any Client. Similarly, no such outside business activities or relationship may be inconsistent with the interests of the Advisor or any Client. Access Persons who are members, officers or employees of the Advisor may not serve as a director of any public or private company, except with the prior approval of the Chief Compliance Officer, and all directorships held by such Access Persons shall be reported to the Chief Compliance Officer. On an annual basis, Access Persons shall complete and submit a Conflicts Questionnaire to the Chief Compliance Officer through ComplySci.

(C)	Gifts.

Supervised Persons shall not, directly or indirectly, take, accept, receive or give gifts or other consideration in merchandise, services or otherwise, except: (1) personal gifts and customary business gratuities such as meals, refreshments, beverages and entertainment that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff; and (2) business-related gifts of nominal value. Reasonable cost and nominal value as referenced above would not exceed $250.

Section VIII Receipt of the Code by Non-Access Persons

Supervised Persons who are not Access Persons shall be provided with a copy of the Code (and any amendments) and shall provide the Advisor with a written acknowledgment of the receipt thereof.

Section IX Sanctions

Any violation of the Code shall be subject to the imposition of such sanctions by the Advisor as may be deemed appropriate under the circumstances to achieve the purposes of Rule 204A-1 and the Code. The sanctions to be imposed shall be determined by the Chief Compliance Officer. Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure, disgorgement of any profits stemming from any violation, and/or restitution of an amount equal to the difference between the price paid or received by the Advisor and the more advantageous price paid or received by the offending person.

Section X Reporting of Violations

Every Supervised Person must immediately report any violation of the Code to the Chief Compliance Officer. All reports will be treated confidentially and investigated promptly and appropriately. The Advisor will not retaliate against any Supervised Person who reports a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Chief Compliance Officer will keep records of any violation of the Code, and of any action taken as a result of the violation.

Section XI Administration and Construction

(A)	The administration of the Code shall be the responsibility of the Chief Compliance Officer.

(B)	The duties of the Chief Compliance Officer are as follows:

(1)	Continuous maintenance of current lists of the names of all employees of the Advisor and Access Persons with an appropriate description of their title or employment, including a notation of any directorships held by Access Persons who are partners, members, officers, or employees of the Advisor or of any company which controls the Advisor, and the date each such person became an Access Person;

(2)	On an annual basis, providing each employee of the Advisor with a copy of the Code and informing such persons of their duties and obligations hereunder;

(3)	Obtaining the certifications and reports required to be submitted by Access Persons under the Code and reviewing the reports submitted by Access Persons;

(4)	Maintaining or supervising the maintenance of all records and reports required by the Code;

(5)	Preparing listings of all securities transactions reported by Access Persons and reviewing such transactions against a listing of transactions effected by the Advisor;

(6)	Issuance, either personally or with the assistance of counsel as may be appropriate, of any interpretation of the Code which may appear consistent with the objectives of Rule 204A-1 and the Code;

(7)	Conduct of such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of the Code to the management of the Advisor; and

(8)	Report to the Advisor management any detected violation of the Code, noting in each case any sanction imposed; any transactions that suggest the possibility of a violation of the Code or of interpretations issued by the Chief Compliance Officer; and any other significant information concerning the appropriateness of and actions taken under the Code.

(C)	The Chief Compliance Officer shall maintain and cause to be maintained in an easily accessible place, the following records:

(1)	A copy of the Code and any other codes of ethics adopted pursuant to Rule 204A-1 by the Advisor for a period of five (5) years;

(2)	A record of each violation of the Code and any other code specified in (C)(1) above, and of any action taken as a result of such violation for a period of not less than five (5) years following the end of the fiscal year of the Advisor in which the violation occurred;

(3)	A copy of each report made pursuant to the Code and any other code specified in (C)(1) above, by an Access Person or the Chief Compliance Officer, for a period of not less than five (5) years from the end of the fiscal year of the Advisor in which such report or interpretation was made or issued, the most recent two (2) years of which shall be kept in a place that is easily accessible; and

(4)	A list of all persons, currently or within the past five (5) years, who are or were required to make reports pursuant to Rule 204A-1 and the Code or any other code specified in (C)(1) above, or who are or were responsible for reviewing such reports.

(5)	A record of any decision, and the reasons supporting the decision, to approve any investment in an Initial Public Offering or a Limited Offering by Access Persons, for at least five (5) years after the end of the fiscal year in which such approval was granted.

(D)	On an annual basis, and at such other time as deemed to be necessary or appropriate, the management of the Advisor shall review operation of the Code and shall adopt such amendments thereto as may be necessary to assure that the provisions of the Code establish standards and procedures that are reasonably designed to detect and prevent activities that would constitute violations of Rule 204A-1.

(E)	The Code may not be amended or modified except in a written form which is specifically approved by the Chief Compliance Officer of the Advisor. In connection with any such amendment or modification, the Advisor shall determine that procedures reasonably necessary to prevent Access Persons from violating the Code, as proposed to be amended or modified, have been adopted.

The Code was amended on December 1, 2020.